Exhibit 5.3

INTERNAL REVENUE SERVICE P.O. BOX 2508 CINCINNATI, OH 45201	DEPARTMENT OF THE TREASURY

OFFICE OF

GENERAL COUNSEL

Date: May 13 2014 PPL SERVICES CORP TWO NORTH NINTH STREET ALLENTOWN, PA 18101

Employer Identification Number: 23-3041441

DLN:

    17007037057002

Person to Contact:

JACQUELINE CRUVER                         ID# 52043

Contact Telephone Number:

    (404) 338-8118

Plan Name:

PPL EMPLOYEE STOCK OWNERSHIP PLAN

Plan Number: 002

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b) (3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

Letter 2002

PPL SERVICES CORP

This determination letter is applicable for the amendment(s) executed on 09/16/13 & 12/21/12.

This determination letter is also applicable for the amendment(s) dated on 07/17/12 & 05/30/12.

This determination letter is also applicable for the amendment(s) dated on 01/18/12 & 11/17/10.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated 04/30/14. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

This determination letter is applicable to our review of the working copy of the plan and the associated amendments submitted with your application.

This plan satisfies the requirements of Code section 4975(e) (7).

This letter may not be relied on after the end of the plan’s first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2017. This letter considered the 2010 Cumulative List of Changes in Plan Qualification Requirements.

This is not a determination with respect to any language in the plan or any amendment to the plan that reflects Section 3 of the Defense of Marriage Act, Pub. L. 104-199, 110 Stat. 2419 (DOMA) or U.S. v. Windsor, 133 S. Ct. 2675 (2013), which invalidated that section.

We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,

/s/ Andrew E. Zuckerman

Andrew E. Zuckerman

Director, EP Rulings & Agreements

Enclosures:

Publication 794

Letter 2002

PPL SERVICES CORP

This determination letter also applies to plan amendments adopted on 12/02/09, 08/19/09, 12/31/07 and 07/02/07.

Letter 2002